Exhibit 23.2

Tel:	212-371-4446	BDO
Fax:	212-371-9374	622 Third Avenue
www.bdo.com		New York, NY 10017
USA

Consent of Independent Registered Public Accounting Firm

BRT Apartments Corp.
Great Neck, New York

We hereby consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the BRT Apartments Corp. 2020 Incentive Plan of our reports, relating to the consolidated financial statements and financial statement schedule of BRT Apartments Corp. and the effectiveness of BRT Apartments Corp.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K, filed on May 15, 2020 and Forms 10-K/A, filed on May 15, 2020 and May 18, 2020, for the year ended December 31, 2019.

/s/ BDO USA, LLP
New York, New York
November 6, 2020